EXHIBIT 10.27

August 16, 2006

Cory Sindelar

47669 Fremont Blvd.

Fremont, CA 94538

Dear Cory:

I am pleased to offer you a position with Ikanos Communications (the “Company”) as Vice President in the Finance reporting to me, in my capacity as Vice President and Chief Financial Officer.    We would like your start date to be as soon reasonable, but no later than September 13, 2006.

We are pleased to offer you an annual salary of $190,000.00, which will be paid to you bi-weekly.    Also, we are pleased to offer you a comprehensive package of employee benefits including health, dental, vision, income protection and a 401 (k) savings plan.    You will be eligible to accrue fifteen days of paid time-off per year.    This time may be used for vacation, personal time off or sick time.    In addition, Ikanos observes eight scheduled holidays and two floating holidays per year.    For this calendar year, if your hire date is on or before June 30, you will receive two floating holidays.    You will receive one floating holiday this calendar year if your hire date is after June 30.    You should note that the Company may modify salaries and benefits from time to time, as it deems necessary.

An important component of our compensation package includes the opportunity for ownership in our Company.    After your date of employment and upon approval of the Board of Directors as appropriate, the, Company will grant you an option to purchase 75,000 shares of the Company’s common stock under the Company’s Stock Option Plan.    The price of the shares will be determined by the closing market price of the company stock on the day prescribed by the Company.    These options will be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement.    The vesting schedule will commence on your date of hire and be vested at 25% after 12 months of start of vesting and 1/48th per month thereafter.    You will also receive a grant of 10,000 Restricted Stock Units upon approval by the Equity Awards Committee of the Company’s Board of Directors or the Board of Directors as appropriate.    Vesting will commence on your date of hire, and vest annually over four (4) years.    In addition, you will be eligible to participate in the Ikanos Employee Equity Program which typically occurs in the June timeframe, whereby employees are eligible for additional Company equity.

In the event of Change of Control and within 12 months of such Change of Control (i) you resign from your employment with the Company (or any parent or subsidiary of the Company) for Good Reason or (ii) the Company (or any parent or subsidiary of the Company) terminates your employment without Cause then: (1) the vesting of equity awards granted to you shall be vested for the greater of (a) 25% of the total equity awards granted; or (b) number of months (partial or full) vested multiplied by two divided by the number of months required for the equity award to vest in full, up to 100% of total shares or options granted and (2) you shall receive compensation, prorated bonus (as if 100% earned) and other benefits (not including equity grants) for six (6) months following your termination.

Notwithstanding the foregoing, you will only be entitled to acceleration of option vesting and compensation if you enter into (and do not revoke) a release of any and all claims against the Company, in a form reasonably acceptable to the Company.

Definition of Terms.    The following terms referred to in this Agreement will have the following meanings: Cause. “Cause” means: (i) your failure to perform your assigned duties or responsibilities after notice from the Company describing your failure to perform such duties or responsibilities; (ii) engaging in any act of dishonesty, fraud or misrepresentation; (iii) violation of any federal or state law or regulation applicable to the Company’s business; (iv) breach of any confidentiality agreement or invention assignment agreement between you and the Company; or (v) you being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.    Change of Control.    a “Change of Control” means either (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds will not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of the Company.    Good Reason. “Good Reason” will mean in connection with a Change of Control and without your express written consent (i) a reduction of your duties, position or responsibilities; (ii) a reduction by the Company in your base salary, as may be applicable, is in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; or (iv) your relocation to a facility or a location more than 50 miles from your then present location.

As a key member of our team, you will be eligible to participate in the 2007 Key Employee Plan that provides opportunity (subject to certain provisions) for additional equity in the 1st quarter of 2007.    A letter will be provided to you outlining this plan.

You will also be eligible to participate in the Executive Bonus Program at a target bonus potential of 25%.    Goals for the fiscal year will be established between you and me after you join us.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment.    As a result, you are free to resign at any time, for any reason or for no reason.    Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.    Your continued employment with the Company is contingent upon the successful completion of a background check.    Upon completion of this, Human Resources will confirm your employment status with the Company.

You will be eligible for a performance and salary review as part of Ikanos’ annual performance review process typically occurring in the first quarter of each year.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.    Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a Company employee, you will be expected to abide by company rules and regulations.    You will be expected to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.    You will also be expected to sign and comply with our Company Code of Conduct Policy and our Insider Trading Policy.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me.    A duplicate original is enclosed for your records.    This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.    This letter may not be modified or amended except by a written agreement, signed by the Chief Executive Officer of the Company and by you.

Cory, Ikanos is an exciting endeavor.    We are delivering on a strategy in the market that will cement our competitive position; and you, and your contributions will be an important component of our success.    We look forward to working with you at Ikanos Communications.

Please call me with any questions that you may have about this offer.

Sincerely,

Daniel K. Atler

Vice President and Chief Financial Officer

Accepted and agreed to:

Date: 09/08/06

/s/ Cory Sindelar
Employee Signature

Cc: Chris Smith, Vice President, Human Resources

Enclosures:

Employment, Confidential Information, Invention Assignment and Arbitration

Agreement Company Code of Ethics

Insider Trading Policy

Duplicate Original Offer Letter